EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3304
lsharp@smith-wesson.com
William F. Spengler, EVP, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3304
Smith & Wesson Holding Corporation Completes
Acquisition of Universal Safety Response, Inc.
SPRINGFIELD, Mass., July 21, 2009 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), parent company of Smith & Wesson Corp., the legendary 157-year old company in the global business of safety, security, protection and sport, today announced that it has completed its acquisition of Universal Safety Response, Inc. (USR), a privately held, full-service security systems solutions provider.
As noted in a press release of June 18, 2009, the acquisition provides Smith & Wesson entry into the rapidly growing perimeter security market, a move aligned with the company’s growth and diversification strategy, and one that expands its revenue base into commercial, non-firearms categories. USR will be operated as a wholly owned subsidiary of Smith & Wesson.
USR is a full-service, uniquely positioned, fast-growing provider of integrated perimeter security solutions. USR is the original creator of the patented GRAB® vehicle safety barrier, which represents the fastest growing barrier technology in the world and is the only active barrier product that meets the Federal Highway Administration’s TL-2 safety test, the Department of State’s K12 L3 security test, and the Department of Defense ASTM M50 Shallow Mount security test. USR has leveraged the success of its GRAB® barrier systems to become a turnkey perimeter security provider, with a large portfolio of products and services. USR serves a variety of clients in the defense, transportation and petro-chemical industries, as well as airports, Fortune 500 companies and national laboratories.
Michael F. Golden, President & CEO of Smith & Wesson Holding Corporation, said, “I am pleased to announce that Universal Safety Response has now joined the Smith & Wesson family of companies. USR is a highly respected brand name in the industry, and its state-of-the-art, turnkey security systems embody innovation, expertise, and the highest levels of quality. USR is a tremendous compliment to our own Smith & Wesson brand and products, expanding our reach beyond firearms, and into the broader market for products and services that exemplify safety, security and protection. We look forward to building and expanding our businesses across the globe, and we want to thank all of our employees, at Smith & Wesson and at USR, for their continued dedication and our resulting success.”

In the current year, which ends April 30, 2010, the acquisition will be immediately accretive excluding the purchase accounting impact on a per share basis and approximately breakeven per share on a US GAAP basis. The acquisition is expected to be accretive to EPS on a U.S. GAAP basis in future periods.
Avondale Partners LLC served as the financial advisor to USR in the acquisition.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements give Smith & Wesson’s current expectations or forecasts of future events. These forward looking statements include expectations regarding (i) the anticipated benefits to be derived from the acquisition of USR; (ii) the expected financial effect of the acquisition, (iii) the accretive impact of the acquisition, (iv) the effect of the acquisition on customer growth strategy, (v) the ability of the Company’s management to integrate the acquired business in a successful manner, (vi) the market position, market acceptance, demand for, and growth prospects of USR’s products, and (vii) USR’s platform for growth. Smith & Wesson cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for Smith & Wesson’s products, Smith & Wesson’s growth opportunities, the ability of Smith & Wesson to obtain operational enhancements, the ability of Smith & Wesson to increase its production capacity, the ability of Smith & Wesson to engage additional key employees, and other risks detailed from time to time in Smith & Wesson’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2009.
Smith & Wesson assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
About Smith & Wesson
Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Thompson/Center Arms, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearm systems and accessories under the Thompson/Center brand. Smith & Wesson licenses shooter protection, knives, apparel, and other accessory lines. Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Springfield, Massachusetts; Houlton, Maine; and Rochester, New Hampshire. The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.

About Universal Safety Response
Based in Franklin, Tennessee, USR is a full-service perimeter security integrator, barrier manufacturer and installer. Founded in 1994, USR is the original creator of GRAB®, which has become the fastest growing barrier technology in the world. USR serves a variety of clients in the defense, transportation and petrol-chemical industries, as well as corporate facilities, airports, Fortune 500 companies, and national laboratories. For more information on Universal Safety Response, log on to www.usrgrab.com.